                                                                    EXHIBIT 99.4

                         CAITHNESS COSO FUNDING CORP.

                               OFFER TO EXCHANGE

                 6.80% Series B Senior Secured Notes Due 2001
                 (Registered under the Securities Act of 1933)
                                      for
                        Any and All of its Outstanding
                 6.80% Series A Senior Secured Notes Due 2001
                                      and
                 9.05% Series B Senior Secured Notes Due 2009
                 (Registered under the Securities Act of 1933)
                                      for
                        Any and All of its Outstanding
                 9.05% Series A Senior Secured Notes Due 2009

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 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.
----------------------------------------------------------------------


                                                               ___________, 1999

To Our Clients:

     Enclosed is a Prospectus, dated October 7, 1999, of Caithness Coso Funding Corp., a Delaware corporation (the "Company"), Coso Finance Partners, a California general partnership, Coso Energy Developers, a California general partnership, and Coso Power Developers, a California general partnership, and a related Letter of Transmittal (which together constitute the "Exchange Offer"), relating to the offer by the Company to exchange its 6.80% Series B Senior Secured Notes due 2001 for a like principal amount of its issued and outstanding 6.80% Series A Senior Secured Notes due 2001 and its 9.05% Series B Senior Secured Notes due 2009 for a like principal amount of its issued and outstanding 9.05% Series A Senior Secured Notes due 2009, pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Exchange Offer. The 6.80% Series A Senior Secured Notes due 2001 and the 9.05% Series A Senior Secured Notes due 2009 are called the "Series A Notes," and the 6.80% Series B Senior Secured Notes due 2001 and the 9.05% Series B Senior Secured Notes due 2009 are called the "Series B Notes."

     The Exchange Offer is not conditioned upon any minimum number of Series A Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Series A Notes held by us for your account. A tender of such Series A Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Series A Notes held by us for your account.
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     We request instructions as to whether you wish to tender any or all of the
Series A Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Series A Notes. Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Series A Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, November 8, 1999, unless the Expiration Date is extended as provided in the Prospectus. Tenders of Series A Notes may be withdrawn at any time on or prior to the Expiration Date or as otherwise provided in the Prospectus. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Series A Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any Series B Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series B Notes. If the tendering holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes, we will represent on behalf of such broker-dealer that the Series A Notes to be exchanged for the Series B Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     If you wish to have us tender Series A Notes held by us for your account or benefit pursuant to the Exchange Offer, please so instruct us by completing, executing and returning to us the enclosed Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Series A Notes held by us for your account or benefit.

                                    Very truly yours,




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